Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (S-4/A No. 333-139083) and related Prospectus of Park National Corporation/Proxy Statement of Vision Bancshares, Inc. for the registration of 859,284 of the common shares of Park National Corporation and to the incorporation by reference therein of our report dated March 7, 2006, with respect to the consolidated financial statements of Vision Bancshares, Inc., included in the Annual Report of Vision Bancshares, Inc. on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.

Albany, Georgia	/s/ Mauldin & Jenkins, LLC
January 5, 2007